EXHIBIT 99

FOR RELEASE 5:00 p.m. January 26, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

DISAPPOINTING EARNINGS FOR 2006

ROANOKE, VIRGINIA. January 27, 2007 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for 2006 and reported that due to an increase in non-performing loans in the fourth quarter of 2006, it had taken several actions that significantly impacted fourth quarter earnings and earnings for the year ended December 31, 2006.

For the quarter ended December 31, 2006 the Company had quarterly net income of $156,000 versus $1,122,000 in the fourth quarter of 2005, an 86% decline quarter over quarter. Return on average total assets was 0.12% for the quarter and return on average shareholders’ equity was 1.92% compared with 0.94% and 13.14% respectively, for the same period in 2005. The provision for loan losses was $1,703,000 for the quarter ended December 31, 2006 as compared to $117,000 for the same period of 2005.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “Five loans aggregating an approximate outstanding principal balance of $4.1 million to a commercially oriented enterprise and its majority owner were placed on nonaccrual effective December 1, 2006. The borrowers failed to meet the principal repayment terms of their loans and actions to collect the loans were initiated on December 12, 2006. At this time, we believe the loans are not adequately secured; therefore, a special provision was made to the loan loss reserve in the amount of $776,200 to reflect the potential exposure that we deem exists. Additionally, during the fourth quarter of 2006, we charged off $1.25 million of a previously disclosed commercial credit relationship that had been placed on nonaccrual status during the first quarter of 2006. A successful resolution of this credit situation did not occur as anticipated prior to December 31, 2006, resulting in the charge-off. The Company had reserved $1.2 Million earlier in 2006 in anticipation of this loss. The Company’s total loan provision for the fourth quarter of 2006 amounting to $1.7 Million did include the special loan loss reserves.”

Net income for the year ended December 31, 2006 was $2,882,000 compared with $3,392,000 for 2005, a decrease of 15%. Diluted earnings per share were $0.68 in 2006 compared to $0.80 for 2005, also a 15% decrease. The Company’s return on average total assets was 0.54% for 2006 and its return on average shareholders’ equity was 8.71%, compared with 0.79% and 11.12%, respectively, for 2005.

The Company’s net interest margin for 2006 was 3.14% compared to 3.42% for 2005. Gutshall stated “Our net interest margin continues to experience compression from the flat yield curve and the intense competition for deposits. Although we do believe this compression pressure may continue to be a challenge in 2007, we do not anticipate we will experience the level of deterioration that occurred in 2006.”

At December 31, 2006 Valley Financial’s total assets were $591,936,000, total deposits were $411,489,000, total loans stood at $465,394,000 and total shareholders’ equity was $33,401,000. Compared with December 31, 2005 the Company experienced increases of $92,987,000 or 19% in total assets, $76,173,000 or 21% in total deposits, $55,141,000 or 13% in total loans and $2,686,000 or, 9% in stockholders’ equity over the prior twelve-month period.

Gutshall further stated “We are obviously quite displeased with our performance for 2006 which was well below our expectations. Loan quality has always been a key core value for this Company and, prior to 2006, our asset quality ratios and net loan charge-offs have consistently compared quite favorably to peer averages. A successful resolution of each of these credit issues is the top priority of senior management at this moment. To this end, while we believe that our credit processes are basically sound, a reorganization of the credit process at the Company has been initiated. Catherine J. Hartman, Chief Credit Officer of Valley Bank, now reports directly to me. It is clear that we need to make the changes appropriate to restoring the Company’s historically solid performance and we will do so.”

Due to the level of performance as compared to expectations, no cash bonuses were paid to any of the executive officers of the company.

As of December 31, 2006, total non-performing assets amounted to $9,225,000, or 1.56% of total assets compared to $3,589,000, or 0.72% of total assets as of December 31, 2005. Net loan charge-offs for 2006 amounted to $1,264,000 compared to $162,000 in 2005.

To support a continuing strong level of growth, the Company did issue on December 15, 2006, $5,000,000 of trust preferred securities (the “Capital Securities”) through the Company’s newly formed and wholly-owned special purpose finance subsidiary, Valley Financial (VA) Statutory Trust III, a Connecticut Statutory Trust (the “Trust”). Consolidated capital ratios continue to be in excess of required regulatory minimums for a well-capitalized institution.

The Company paid its sixth consecutive semi-annual cash dividend in the amount of $0.07 per share on January 3, 2007 to shareholders of record December 1, 2006. Gutshall stated “We are committed and pleased to have a consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 2006	December 31 2005
Total assets	$591,936	$498,950
Total loans	471,052	414,377
Investments	73,617	57,989
Deposits	441,489	365,316
Borrowed funds	111,131	99,170
Stockholders’ equity	33,401	30,715
Non-performing assets to total assets	1.56%	0.72%
Loans past due more than 90 days to total loans	0.13%	0.10%
Allowance for loan losses to total loans	1.20%	1.00%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.20	$7.64

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Year Ended December 31
	2006	2005	2006	2005
Interest income	$9,541	$7,371	$34,917	$24,579
Interest expense	5,558	3,502	19,237	10,980
Net interest income	3,983	3,869	15,680	13,599
Provision for loan losses	1,703	117	2,796	1,297
Net interest income after provision for loan losses	2,280	3,752	12,884	12,302
Noninterest income	548	426	2,212	1,596
Noninterest expense	3,592	2,594	12,051	9,192
Net income before taxes	(764)	1,584	3,045	4,706
Provision for income taxes	(920)	462	163	1,314
Net income	$156	$1,122	$2,882	$3,392
Basic net income per share	$0.03	$0.27	$0.70	$0.83
Diluted net income per share	$0.04	$0.27	$0.68	$0.80
Return on average total assets	0.12%	0.94%	0.54%	0.79%
Return on average total equity	1.92%	13.14%	8.67%	11.42%
Yield on earning assets (TEY)	7.09%	6.55%	6.93%	6.13%
Cost of funds	4.16%	3.13%	3.85%	2.76%
Net interest margin	2.99%	3.46%	3.14%	3.42%
Overhead efficiency ratio (core)	61.92%	58.66%	61.57%	59.05%